Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

2007 THIRD QUARTER REPORT

November 2007

Dear Stockholder:

We are pleased to provide you with this quarterly report on Form 10-Q for the third quarter of 2007 for Inland Western Retail Real Estate Trust, Inc. (“Inland Western”).

Listed below is some recent information:

•                  Acquired over $54 million of properties during the quarter.

•                  Acquired through a joint venture partnership 17 former Albertson’s properties intended for re-development adding over a $14 million investment to our development portfolio.

•                  Weighted average interest rate on all debt as of September 30, 2007 of 4.95%.

•                  Total operating revenue of $192 million in third quarter ($569 million year to date).

•                  Funds from operations (FFO) were $71 million in the third quarter ($281 million year to date).

•                  Portfolio was 97% physically leased as of September 30, 2007.

•                  Entered into a $225 million unsecured revolving line of credit with a $75 million accordion feature for a total borrowing capacity of $300 million.

•                  Several law firms representing a single shareholder filed a lawsuit which seeks class action status regarding the consideration paid to the Advisor and the Management Companies for the Inland Western merger (discussed below). We have conducted a review of the claims made in the complaint and the allegations are erroneous and wholly without merit.  Unfortunately, these kinds of nuisance lawsuits have become commonplace.

Our annual stockholder meeting was held on November 13, 2007.  Of the shares represented in person and by proxy at the meeting, more than 98 percent voted in favor of the ratification of our entry into the merger agreement and acquisition of our external Business Manager/Advisor and Property Managers (“merger”). Thank you for taking the time to vote on this important business matter.

On November 15, 2007, we closed the merger. This was a very important milestone for Inland Western as it is yet another step in the process towards a liquidity event.  In connection with the merger, I have tendered my resignation as chief executive officer.  I will remain on the Board of Directors, but am passing the leadership of the daily operations to Michael J. O’Hanlon, president and chief executive officer, and his dedicated management team of Steven P. Grimes as chief operating officer and chief financial officer, Shane Garrison as chief investment officer and Niall Byrne as president of property management.   This exceptional management team has been in place for several years under my direction and will remain committed to increasing stockholder value.  In addition to retaining this talented team, the merger is expected to increase funds from operations and net cash flows by not less than $30 million in the first full year following the closing of the merger and increase each year thereafter.

We are all very excited about this accomplishment and look forward to the future.  If you have questions regarding this quarterly report or your investment, please contact your Registered Representative or Inland Customer Relations at 800.826.8228.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Brenda Gail Gujral

Former Chief Executive Officer